Exhibit 99.1

            ITT Industries Reaffirms Q2, Full Year Earnings Guidance

    NEW YORK, June 2 /PRNewswire/ -- ITT Industries, Inc. (NYSE: ITT) Chief Financial Officer Ed Williams will today reaffirm the company's earnings projections for the second quarter and the full year 2004. His comments are scheduled to be delivered at an investment analyst conference in New York City. ITT Industries indicates that it expects to report EPS of $1.12 - $1.16 per share in the second quarter and $4.40 - $4.50 for the full year.

    "The year is proceeding as we expected, with continued growth across all of our businesses, particularly in Defense and Fluid Technology, and with new products contributing to growth in our Electronic Components and leisure marine groups," Williams says in his scripted remarks. "While revenues are growing, we are maintaining our focus on continuous improvement, strengthening our competitive position and ensuring that we provide our customers with the best products and services."

    The company also expects to complete its acquisition of Kodak's Remote Sensing Systems business early to mid-third quarter. Presentations made during the conference are webcast live and will be available for viewing on the company's website at http://www.itt.com.


    About ITT Industries

    ITT Industries, Inc. (http://www.itt.com) supplies advanced technology products and services in key markets including: electronic interconnects and switches; defense communication, opto-electronics, information technology and services; fluid and water management and other specialty products. Headquartered in White Plains, NY, the company generated $5.63 billion in 2003 sales.

    In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest, Pacific, Paris and Frankfurt exchanges.


    Certain material presented herein consists of forward-looking statements which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Such factors include general economic conditions, foreign currency exchange rates, competition and other factors all as more thoroughly set forth in Item 1. Business and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Statements in the ITT Industries, Inc. Form 10-K Annual Report for the fiscal year ended December 31, 2002, and other of its filings with the Securities and Exchange Commission.



SOURCE  ITT Industries, Inc.
    -0-                             06/02/2004
    /CONTACT: Tom Glover of ITT Industries, Inc., +1-914-641-2160, tom.glover@itt.com/
    /Web site:  http://www.itt.com /
    (ITT)

CO:  ITT Industries, Inc.
ST:  New York
IN:  CPR ARO UTI
SU:  ERP